Form of 1st Amended and Restated Appendix A
to the
SECOND AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
WCM INVESTMENT MANAGEMENT

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date
WCM Focused International Growth Fund
Institutional Class	1.25%	May 31, 2011
Investor Class	1.50%	August 31, 2011
WCM Focused Emerging Markets Fund
Institutional Class	1.40%	June 28, 2013
Investor Class	1.65%	June 28, 2013
WCM Focused Global Growth Fund
Institutional Class	1.15%	May 1, 2017
Investor Class	1.40%	May 1, 2017
WCM International Small Cap Growth Fund
Institutional Class	1.40%	September 1, 2016

Amended and approved by the Board on __________, 2017.

Agreed and accepted this _____day of _______________, 2017.

INVESTMENT MANAGERS SERIES TRUST	WCM INVESTMENT MANAGEMENT

By:	By:

Print Name:	Print Name:

Title:	Title: